UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 10, 2014

TrueCar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36449	04-3807511
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Broadway, Suite 200

Santa Monica, California 90401

(Address of principal executive offices, including zip code)

(800) 200-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On July 10, 2014, TrueCar, Inc. (the “Company”) entered into an office building lease (the “Lease”) with Mani Brothers Portofino Plaza (DE), LLC (the “Landlord”) to lease approximately 33,700 square feet located at 1401 Ocean Avenue, Santa Monica, California (the “Premises”) commencing on January 1, 2015 (the “Lease Commencement Date”).

Under the terms of the agreement, approximately 16,700 square feet will be leased for 15 years from the Lease Commencement Date. Additional expansion spaces totaling approximately 17,000 square feet will be leased for 10 years from the Lease Commencement Date. The Company has the option to extend the Lease for a total term of twenty years. Annual base rent for fiscal year 2015 will be approximately $2.2 million, and the cumulative base rent for the initial lease term will be approximately $36.3 million, reflecting annual rent increases of 3%.

In conjunction with the Lease, the Company is required to obtain an irrevocable standby letter of credit in the amount of $3.5 million for the benefit of the Landlord. Beginning October 1, 2019 through October 1, 2025, the letter of credit is subject to an annual reduction to as little as $1.2 million.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUECAR, INC.

By:	/s/ Scott Painter
Scott Painter Chief Executive Officer

Date:  July 16, 2014